Exhibit 10.2

AMENDED AND RESTATED ORBIT ENERGY RHODE ISLAND, LLC PURCHASE AGREEMENT

This amended and restated Orbit Energy Rhode Island, LLC Purchase Agreement (this “Agreement”) is made and entered into as of January 7, 2014 (the “Effective Date”) by and between Bluesphere Corporation, a Nevada corporation (“Purchaser”), and Orbit Energy, Inc., a North Carolina corporation (“Seller”).

RECITALS

A.           Seller has established Orbit Energy Rhode Island, LLC (the “LLC”) to implement an anaerobic digestion and energy generation project at the landfill site in Johnston, but currently to be located at Shun Pike and Scituate Avenue in Johnston, Rhode Island (the “Project”).

B.           In accordance with the terms of this Agreement, Seller desires to sell and transfer 100% of its right, title and interest in, to and under the LLC to Purchaser and Purchaser desires to purchase and accept 100% of the right, title and interest in, to and under the LLC for the purpose of implementing the Project.

Now, therefore, the parties hereby agree as follows.

1.          RECITALS. The foregoing recitals are incorporated by reference as if fully set forth herein.

2.          SALE AND PURCHASE OF THE LLC.

2.1           Terms of Sale and Purchase. Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, conveys and transfers to Purchaser, and Purchaser hereby purchases, accepts and receives from Seller, 100% of its right, title and interest (for the avoidance of doubt, both economic and ownership) in, to and under the LLC (the “LLC Interests”) in exchange for Purchaser’s payment to Seller of (i) a development fee of $300,000 as well as reimbursement of an amount equal to an additional $86,432 in immediately available funds pursuant to wiring instructions to be provided separately (the “Development Fee”) to be paid in accordance with Section 3.1 below and (ii) an amount equal to thirty percent (30%) of the Project’s distributable cash flow after the Purchaser and the party(ies) making an equity investment in the Project fully recoup their respective investment in the Project (such investment(s) to be calculated solely as amounts expended in and for the construction of the Project) and the Project achieves a thirty (30%) percent internal rate of return (the “IRR”), which, for the avoidance of doubt, will take into account and be computed on the basis of any and all benefits from tax credits, depreciation and other incentives of any nature (such payment to the Seller, the “Seller Participation Payment”). The Seller Participation Payment shall be paid by Purchaser to Seller on a quarterly basis commencing the first quarter in which the Project achieves the IRR. Within 45 days of the end of the fiscal year of each of the LLC, Seller will be provided the audited financials of the LLC, including the cash distributions to the members of each of the foregoing. Purchaser hereby guarantees the Seller Participation Payment.

2.2           LLC Membership Admittance. Seller, as the sole member of the LLC, hereby (i) admits Purchaser as a member of the LLC and (ii) abandons 100% of its ownership and economic interest in the LLC with such abandonment to take effect on the Transfer Date (as defined below) and without any further action after Purchaser becomes an ownership member of the LLC. In this connection, Seller will promptly take any and all actions necessary or helpful to record and/or reflect ownership of the LLC in Purchaser’s name with all applicable governmental authorities and non-governmental third-parties as soon as practicable and, going forward, as and when requested by Purchaser.

2.3           HSAD License. Purchaser shall incorporate high solid anaerobic digester units designed by Seller (the “HSAD Units”) in the planning, implementation, design, and operation of the Project. Seller shall provide Purchaser with (i) the detailed design and engineering of such HSAD Units as is required for all applicable permitting and fabrication purposes and (ii) a performance guarantee in respect of the HSAD Units from a third party which shall guarantee to Purchaser that the rate of gas production from the HSAD Units shall be equal to or greater than that from other digesters used in the Project for a period of three years from the date on which the HSAD Units are used for power production in the Project, and, if there is a shortfall in production relative to that of other digesters in the Project, Seller or the third party providing the performance guarantee shall pay an amount equal to the difference to Purchaser. Purchaser will use its reasonable efforts to procure acceptance by the party(ies) financing the inclusion of the HSAD Units in the Project of a performance guarantee directly from Seller permitting Purchaser to withhold in escrow payments otherwise due to Seller in escrow in amount up to $100,000, against which Purchaser, at its option, could offset amounts owed to it due to breaches of the performance guarantee (the “Orbit PG”). Any outstanding escrow amount held by Purchaser would be released to Seller upon the earlier to occur of: (i) thirty-six (36) consecutive months without a breach of the performance guarantee or (ii) the termination of the Operation Agreement. If Purchaser is unable to procure acceptance of the Orbit PG, Seller shall be required to obtain a market-standard performance guarantee in form and substance reasonably acceptable to Purchaser. Seller agrees to cover the cost of such market-standard performance guarantee up to an amount equal to what a market-standard performance guarantee for a bankable high solid anaerobic digester technology costs. Purchaser will cover any cost to be incurred in excess thereof. The HSAD Units shall be used by the LLC and the Project in and for the production of power, and shall be an integral part of the Project. That certain letter agreement between Seller and Purchaser dated as of April 4, 2013 is attached hereto as Exhibit B and its terms are hereby incorporated by reference. Neither Purchaser nor any third party shall be permitted to operate or access the HSAD Units except pursuant to the terms of an operation agreement (the “Operation Agreement”) to be negotiated in good faith between Seller and Purchaser prior to March 1, 2015, which shall provide, inter alia, for the respective obligations of the Purchaser to maintain and operate the HSAD Units (including the ancillary equipment supporting the HSAD Units) and for Seller to manage the HSAD Units. Seller shall fully cooperate in good faith to provide Purchaser such budgets, specifications, site plans and other information that Purchaser may reasonably request from time to time in order to accomplish the foregoing; provided that, Purchaser shall be solely responsible for the cost of the implementation, construction and operation of the Units. Seller hereby grants Purchaser an unconditional and irrevocable, non-exclusive license to use Seller’s high solids anaerobic digestion (HSAD) technology consisting of a proprietary process that uses an anaerobic digester design developed by the U.S. Department of Energy and subsequently modified by Seller in combination with the proprietary bacteria to be supplied by Seller (the “Technology”) at the Project site for so long as the Project is in operation (the “License”). Purchaser may freely sell or transfer the License in the event of a sale or transfer of its rights in the Project to another party.

3.          DEVELOPMENT FEE PAYMENT. Purchaser shall pay the Development Fee to Seller in immediately available funds in accordance with separately provided instructions by no later than January 22, 2015 (the “Payment Date”) unless such date is extended in accordance with the following sentence. Notwithstanding anything else to the contrary herein, Purchaser shall have the option to extend the Payment Date through and including February 28, 2015 upon the payment of $31,000 to Seller in immediately available funds by no later than January 22, 2015 to be wired to the account of Seller pursuant to separately provided instructions.

3.1           Return of LLC to Seller. If payment in full of the Development Fee is not made by Purchaser on the Payment Date as set forth above, all right, title and interest in the LLC (including all permits, deposits, interconnection studies and agreements held by or related to the LLC) shall automatically revert to Seller without any further action by either party and without cost or transfer of liability to Seller. In the event of such a reversion: (i) Purchaser shall cooperate in good faith with Seller to provide such documentation and to take such actions as Seller may reasonably request to evidence and effect such reversion to Seller, including, but not limited to, abandoning its economic and ownership interest in the LLC; and (ii) Purchaser shall indemnify and hold harmless Seller from any claims, damages, losses, liabilities and/or costs (including, for the avoidance of doubt, reasonable counsel fees) against or in respect of the LLC due to or arising out of Purchaser’s conduct that occurred during the period of time that Purchaser was a member of the LLC.

4.          PROJECT MANAGEMENT.

4.1 Seller hereby agrees to manage the implementation and operation of the HSAD Units subject to any agreements entered into or to be entered into in respect of the Project by Purchaser and the supervision and control of Purchaser. With respect to the HSAD Units, Seller shall cooperate with Purchaser and provide relevant information pertaining to the LLC’s obligations regarding (i) reporting to all applicable authorities, (ii) permit compliance and renewal, (iii) presence at the site and operation, service and maintenance of the anaerobic digester plant, in each case, as required or helpful, (iv) ongoing identification of feedstock sources, compost off-takers and other third-parties for use in the Project and (v) such other actions as may be required or desirable in the reasonable discretion of either Seller or Purchaser. Seller shall provide such management services as a reasonably prudent operator and the LLC shall pay Seller an annual fee of U.S. $187,500 therefor, which shall be payable in monthly installments of 1/12 thereof (the “Management Fee”). The first such payment shall be payable on the sooner of: (i) the first day of the month occurring after the Project is operational; or (ii) one year from the Payment Date (as extended), and, subject to Section 4.3, shall thereafter be paid on the first day of each month for so long as the Project is operational.

4.2 Reserved.

4.3 Notwithstanding anything else to the contrary herein, Seller hereby agrees that in the event that if the HSAD Units are not used in the Project due to Seller’s fault or fail to perform and the terms of the performance guaranty are not complied with by Seller or any third party guarantor, Purchaser’s obligation to pay the Management Fee shall be limited to four years from the date of first payment of the Management Fee (if the HSAD Units are not used at all) or four years after the date on which the HSAD Units no longer perform in accordance with their specifications and the terms of the performance guaranty are not complied with by Seller.

5.          REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as follows.

5.1           No Broker-Dealer. Except for the involvement of Excelsior Capital, Seller has not effected this transfer of the LLC by or through any intermediaries.

5.2           Title to the LLC. Seller has valid marketable title to the LLC, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest (“Encumbrances”). Upon the sale and transfer of the LLC, and payment therefor, in accordance with the provisions of this Agreement, Purchaser will acquire valid marketable title to the LLC, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest.

5.3           Consents. All consents, approvals, authorizations and orders required for the execution and delivery of this Agreement and the transfer of the LLC under this Agreement have been obtained and are in full force and effect.

5.4           Authority. Seller has full legal right, power and authority to enter into and perform its obligations under this Agreement and to transfer the LLC under this Agreement, and Seller is not obligated to transfer the LLC to any other person or entity. Seller has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization as the type of entity that it purports to be and all corporate or other entity actions necessary to authorize the transactions contemplated by this Agreement have been duly taken. The person(s) executing and delivering this Agreement on behalf of Seller are duly authorized to do so.

5.5           Intellectual Property. Seller owns or holds a valid license to any and all intellectual property relating to the Technology and has full authority to grant the License. Purchaser’s use of the Technology and License and/or any subsequent transfer thereof will not infringe on the rights of any third parties or give rise to any claims on the part of any third-parties.

6.          COMPLIANCE WITH LAWS AND REGULATIONS. The sale and transfer of the LLC and the implementation and management of the Project will be subject to and conditioned upon compliance by Purchaser with all applicable state and federal laws and regulations at the time of such sale, transfer, implementation and/or management.

7.          GENERAL PROVISIONS.

7.1           Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. Each party hereto may assign its rights in, to and under this Agreement with the consent of the other party with such consent not to be unreasonably withheld or delayed.

7.2           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina without giving effect to its body of laws pertaining to conflict of laws.

7.3           Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; or (c) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below the signature lines of this Agreement or at such other address as such other party may designate by one of the indicated means of notice herein to the other party hereto. A “business day” shall be a day, other than Saturday or Sunday, when the banks in the city of New York are open for business.

7.4           Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

7.5           Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

7.6           Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

7.7           Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

7.8           Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

7.9           Confidentiality. Each of Seller and Purchaser agrees that it will keep confidential and will not disclose or use for any purpose any information about the terms or existence of this Agreement and the transactions contemplated hereby and any confidential information obtained from the Company in connection herewith, unless any such information (a) is known or becomes known to the public in general (other than as a result of a breach of this Agreement by the disclosing party), or (b) is or has been made known or disclosed to the disclosing party by a third party without a breach of any confidentiality obligations by such third party; provided, however, that either Seller or Purchaser may disclose such information (i) to its attorneys, accountants, consultants, financiers and other professionals to the extent necessary to obtain their services in connection with the transfer and ownership of the LLC or the implementation of the Project; (ii) to any affiliate in the ordinary course of business, provided that such affiliate agrees to maintain the confidentiality of such information in accordance herewith; or (iii) as may be required by law, including without limitation Purchaser’s disclosure obligations under applicable U.S. securities laws, provided that the disclosing party promptly notifies the other parties hereto in advance of such disclosure and agrees to cooperate to take reasonable steps to minimize the extent of any such required disclosure. Any public statements regarding the LLC or the Project shall be mutually agreed to in writing in advance by the parties hereto, and shall in no event occur sooner than three (3) days after the payment in full of the Development Fee. All public statements shall identify the Seller and Purchaser as joint developers of the Project. Notwithstanding anything else to the foregoing herein, the Purchaser’s 8-K reporting this agreement, which shall be released three (3) days after the payment of the Development Fee, shall contain a copy hereof as an exhibit to such 8-K.

7.10         Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or other means of electronic delivery and upon such delivery the signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

7.11         Expenses. Each party hereto shall pay its own expenses in connection with this Agreement.

7.12         Specific Performance. Unless this Agreement has been terminated, each party to this Agreement acknowledges and agrees that any breach by it of this Agreement shall cause any (or either) of the other parties irreparable harm which may not be adequately compensable by money damages. Accordingly, except in the case of termination, in the event of a breach or threatened breach by a party of any provision of this Agreement, each party shall be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to any party for such breach or threatened breach, including but not limited to the recovery of money damages.

7.13         Indemnification/Pledge. Seller hereby agrees to indemnify and hold harmless Purchaser from any claims, damages, losses, liabilities and/or costs (including, for the avoidance of doubt, reasonable counsel fees) (i) relating to or arising out of Purchaser’s use of the HSAD Units, Technology or License or (ii) against or in respect of the LLC due to or arising out of Seller’s conduct that occurred on or prior to the date hereof. To the extent that Seller lacks the funds to fulfill its indemnity obligations hereunder, Seller hereby pledges its rights, title and interest in, to and under the Technology to Purchaser for Purchaser’s full and unfettered use until such time as Purchaser has been made whole and recouped any losses, costs or other out-of-pocket amounts.

7.14         Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings against any other party to this Agreement, the non-prevailing party or parties named in such legal proceedings shall pay all costs and expenses incurred by the prevailing party or parties, including, without limitation, all reasonable attorneys’ fees.

IN WITNESS WHEREOF, Seller and Purchaser have each executed this Agreement as of the Effective Date.

SELLER:	PURCHASER:

By:	By:

Address:	Address: